Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

ATLS - Atlas America, Inc. and Atlas Energy Resources, LLC Merger Conference Call

Event Date/Time: Apr 27, 2009 / 03:00PM GMT

Thomson StreetEvents	www.streetevents.com		Contact Us	1

© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

C O R P O R A T E   P A R T I C I P A N T S

Brian Begley
Atlas America - IR

Ed Cohen
Atlas America - Chairman, CEO

Rich Weber
Atlas Energy Resources - President

Daniel Herz
Atlas America - SVP

Matt Jones
Atlas Energy Resources - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Lee Cooperman
Omega Advisors - Analyst

Michael Hall
Stifel Nicolaus - Analyst

Wayne Cooperman
Cobalt Capital - Analyst

Michael Bloom
Wachovia - Analyst

Eric Tse
Analyst

Gregg Brody
JPMorgan - Analyst

Eric Kalamaras
Wachovia Capital Markets - Analyst

Eric Conkian
Harvest - Analyst

Scott Hanold
RBC Capital Markets - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Atlas America, Inc., management conference call. My name is Chanel and I'll be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to you the host for today's call, Mr. Brian Begley, Head of Investor Relations. Please proceed.

Brian Begley - Atlas America - IR

Thank you. Good morning, everyone, and thank you for joining today's call to discuss our announcement regarding the merger between Atlas America and Atlas Energy Resources. Before I turn the call over to our management team who will discuss the many benefits of this transaction, I'd like to remind all of our listeners of the following.

Some of the statements made during this call may constitute forward-looking statements that involve known and unknown risks, uncertainties, assumptions and other factors. These risks and uncertainties may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

These risks include, but are not limited to -- the risk that the merger is not completed; the risk that the benefit achieved from the merger is not achieved; and other risks identified in our filings with the SEC including those found in our annual report on Form 10-K. These forward-looking statements are made as of today and we undertake no obligation to publicly update or revise them.

We also want to note that in connection with the merger, Atlas America intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement prospectus of Atlas America and Atlas Energy in connection with the merger. Investors are urged to read the joint proxy statement and prospectus when it becomes available as it will contain important information about the merger. With that I'd like to turn the call over to our Chairman and Chief Executive Officer, Ed Cohen.

Ed Cohen - Atlas America - Chairman, CEO

Hi, everyone. This is an exciting moment for us and I think it will prove to be a historically positive moment for our companies. Simply put, we're confirming that Atlas America and Atlas Energy Resources LLC have today executed a definitive merger agreement. In the merger each Class B common unit of Atlas Energy not currently held by Atlas America will be converted into 1.16 shares of Atlas America common stock and Atlas America will be renamed Atlas Energy, Inc. Let me give you a few additional salient facts.

The merger is subject to majority approval by both Atlas America shareholders and Atlas Energy unitholders. The independent directors of both entities, including a special committee of Atlas Energy independent directors, have unanimously supported the proposed amalgamation. All directors of both companies recommend a vote in favor of the merger.

This amalgamation in my opinion offers enormous benefits to both entities and I'll shortly discuss a number of strong positive motivations that mandate this combination. But I want to emphasize that the overwhelmingly important driver for the merger is Atlas' desire, I would say obligation -- atlas' obligation and desire to accelerate and expand its development of the Marcellus Shale, probably America's most important and most exciting natural gas play and an area where Atlas should be and we're determined that we will be the leading independent player.

The Marcellus Shale is a national asset, I think, where we already have a major position and where Atlas already has been one of the leading and pioneering producers. But we're determined to accelerate and expand our efforts and accomplishments in the Marsalis, especially in horizontal drilling.

We control over 550,000 acres in the prized Marcellus Fairway and we've been working strenuously to expand our capabilities to exploit the Marcellus, especially through horizontal drilling. But we feel that in that effort it's imperative that we redirect our cash flow to fully realize this huge potential value. Pending consummation of the merger there for Atlas Energy will suspend distributions to its unitholders.

In summary, this transaction will significantly enhance the value of the combined enterprise for investors in both Atlas America and Atlas Energy. The merger will allow the combined companies to sharply accelerate expansion and development of its Marcellus Shale position by investing a far greater portion of combined cash flow in America's most promising natural gas play.

And the other benefits are enormous for the security holders of both companies and are especially superior to another possibility that the Atlas Energy Special Committee considered simply converting Atlas Energy into a C Corporation. First of all, the merger will simplify the organizational structure of the Atlas companies and create a more attractive investment opportunity with a larger public float.

We believe that many institutions that were restricted from investing in a limited liability company will be attracted to Atlas Energy Inc. Bondholders are also likely to be more attracted to a company that does not pay a sizable distribution.

The new entity eliminates, secondly, the adverse effect on old Atlas Energy of a block represented by Atlas America's approximate 48% unit ownership. The new entity also eliminates the management incentive interest that would have ultimately moved a large portion, some 25%, of Atlas Energy incremental profits away -- away from common unitholders of Atlas Energy. Former Atlas Energy unitholders will now be able to share in all the income generated by the unified company without having to buy out the management incentive interest which obviously would have required a huge expenditure which we think is better spent on expanding Atlas Energy's core business.

 Finally, the transaction will create a stronger balance sheet and capital structure at the combined entity along with a lower cost of capital. The net debt outstanding at Atlas Energy will be reduced by the considerable cash on hand at Atlas America. Furthermore, liquidity should be greatly improved from the larger newly combined company.

The retention and investment of future cash flows will also reduce the need to raise capital from outside sources under unfavorable market conditions similar to those that, of course, currently exist. I've tried to look at this from both Atlas America and Atlas Energy's point of view, but I think now I'm going to call on Rich Weber, the President of Atlas Energy, to see how he responds to this.

Rich Weber - Atlas Energy Resources - President

Thank you very much, Ed. This is a very exciting transaction for us at Atlas Energy Resources. As many of you on the call know, Atlas Energy has one of the premier positions in the Marcellus Shale. We have over 550,000 acres within the Marcellus Fairway; we've drilled now over 135 wells that are producing near 40 million per day. We've delineated 275,000 acres in the most highly prospective area of southwestern Pennsylvania. We think that just through our fairly modest efforts so far we've already identified over 4 to 6 Tcf of additional reserves net to our account.

This recent transaction that we did with Williams ensures that the development of our gathering systems will accommodate our projected growth in production from the Marcellus Shale. And we've added significantly to our technical capabilities namely with the addition of Henry Jacot who is our Vice President of Completions, and Tommy Thompson who recently joined us from a long career at Occidental as Vice President of Horizontal Drilling. Both of these guys and many other folks that we've added have really made a difference as we've become truly one of the pioneers of this play.

Our position in the Marcellus represents an enormous opportunity for capital appreciation both to the ATN unitholders as well as the ATLS shareholders. And as Ed mentioned, it's really imperative that we take advantage of this opportunity by redirecting our cash flow into the development of this play as well as deleveraging our company in order to dedicate additional capital.

This transaction really accomplishes all of our objectives. As a result of this merger the combined entity will have a much stronger balance sheet. Atlas America has no indebtedness yet carries approximately $70 million of cash on its balance sheet. Obviously as a C Corporation we will not be paying a large distribution which enables the combined entity to dedicate free cash flow to growth.

We really believe we're going to have much greater access to capital markets. The C Corporation will have access to -- a broad access to institutional investors in both the bond and equity markets. Many of these institutions were restricted from investing in the units of a limited liability company and now will have an opportunity to invest in Atlas Energy.

We believe that bond investors and rating agencies are all also likely to view more favorably a company that does not pay a large distribution. We really feel it's going to be a very positive event with respect to our cost of capital.

With Atlas Energy we will no longer be subject to the management incentive interest as well as the control block that Atlas America represented with its 48% interest. The simplified corporate structure I think will be much more transparent to investors and we believe it's really the catalyst we need to really expand and grow our development in the Marcellus Shale and particularly in the horizontal side for our own account. With that, Ed.

Ed Cohen - Atlas America - Chairman, CEO

Brian, I think we're ready for questions then.

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions). Lee Cooperman, Omega Advisors.

Lee Cooperman - Omega Advisors - Analyst

Thank you. Just a few questions if I may. First, congratulations, I should say, and all the best. Tax leakage, is there any tax liability stemming from this transaction that we should be aware of? Or, in the same category, are there other costs associated with it other than advisory fees? And what would you estimate the total cost of effectuating this transaction?

The second question basically, did Williams companies know about this intention when they executed their agreement with you in terms of buying into the gathering assets in the Marcellus Shale?

And finally, and importantly, in the Williams agreement is there anything that one would constitute or view as a poison pill that would make the combination of Atlas and ATN once effectuated a less attractive acquisition candidate for a major oil company who wanted to get a bigger play in the Marcellus? So any help you can give me and those three questions I'd appreciate it. Thank you.

Ed Cohen - Atlas America - Chairman, CEO

I'll take them in order, Lee, and I thank you very much for the thoughtful questions and also for your positive response. First of ATLS shareholders there's no taxable effect. For Atlas Energy unitholders this is a taxable transaction, but we believe that very few if any unitholders will actually have to pay tax because of the price differential as a result of what's been happening in the economy.

During the interim period, however, when there is no distribution very fortunately there will be tax losses generated so it will have a favorable tax effect for unitholders in the interim of Atlas Energy. It's as close to a tax-free entity in its actual transaction and its actual practical affect as possible.

As far as costs go, we think they'll be very much in line with a typical cost for similar transactions and, of course, we are struggling to make sure that this is an exemplary transaction. I hope our financial advisors will be proud of being associated with the transaction even if, as one would expect, the Atlas companies, they may feel I've driven a pretty hard bargain on cost.

As far as Williams goes, I think they'll have to speak for themselves, but I'm sure they had no knowledge of this transaction. And I really believe, having spent a lot of time with the good and capable people at Williams, that they'll be as pleased with this transaction because the accelerated development of the Marcellus really will mean that for Williams this is a much better transaction than they had anticipated, I would believe, and I think they were extremely positive as shown by the very nice price they were willing to pay.

As far as any possible poison pill in the situation, absolutely not. I think that our goal is to make these companies as valuable as possible and it's quite possible that outside players looking at the situation may very well decide that our company is a very attractive acquisition possibility. We're here to do what's best for the shareholders and if the end result of this proposed transaction is that the shareholders benefit enormously from an increase in the price of the stock that's exactly where we are.

We and management, as many of our holders know, have an unusually large cumulative position relative to other management so we think our interests are very much aligned. This should be win, win, win, win, win from every point of view and I think that we're very fortunate to have this situation with Williams because with the increase in activity that we anticipate as a result of this transaction in the Marcellus Shale, it will be wonderful to have a major factor with the experience and capital capability of Williams to assist us in making sure that the enormous amount of gas that we'll be producing will have no trouble getting to market (multiple speakers).

Lee Cooperman - Omega Advisors - Analyst

One other question, if I may add. When is the timetable you expect this to be concluded by?

Ed Cohen - Atlas America - Chairman, CEO

We think not less than 120 days.

 Lee Cooperman - Omega Advisors - Analyst

Thank you, good luck.

Operator

[Michael Hall].

Michael Hall - Stifel Nicolaus - Analyst

Thanks, good morning, gentlemen. Just some questions on kind of pro forma ownership structure here. I see in the presentation ATLS shareholders own just over 50%, ATN shareholders just under 50% of the combined entity. Can you help walk me through how we get from the public or non-ATLS unitholders owning 52% to then 49% -- where that what appears to be dilution comes from?

Ed Cohen - Atlas America - Chairman, CEO

Well, fortunately our Senior Vice President, Daniel Herz, who has been working extensively on this for the past number of weeks is with us. So I'm going to ask Daniel to take you, Michael, through the bridge.

Michael Hall - Stifel Nicolaus - Analyst

Thank you.

Daniel Herz - Atlas America - SVP

Michael, when looking at Atlas America you have to take into account, in addition to its ownership, 48% of ATN, its ownership in Atlas Pipeline Holdings as well as Atlas Pipeline Partners in Lightfoot. And as well as the $70 million approximately that Rich mentioned. So when you take that all into account the pro forma ownership of 49%, or 49.7%, adds up to what we feel is a reasonable equation.

Michael Hall - Stifel Nicolaus - Analyst

Okay. I guess just more mechanically, so you've got 1.16 units per non-Atlas unit, so how many units do the Atlas holders own?

Daniel Herz - Atlas America - SVP

So Atlas America owns 17.8 million units in Atlas Pipeline Holdings, 1.1 million units in Atlas Pipeline Partners, and approximately 31.2 million units in Atlas Energy. And that's both the Class B and Class A units. And then it has a small interest in Lightfoot.

Michael Hall - Stifel Nicolaus - Analyst

And so how many total units will be outstanding or how many total shares will be outstanding in ATLS after it's all said and done?

Daniel Herz - Atlas America - SVP

After it's all said and done, currently ATLS has 39.3 million shares and ATN will then have -- there will be approximately 78 million shares outstanding in the pro forma company.

Michael Hall - Stifel Nicolaus - Analyst

Okay, that's helpful. Let's see --.

Ed Cohen - Atlas America - Chairman, CEO

That's an important thing to bear in mind, that basically, as I think is obvious, with the deal was done precisely at market prices at the close of the transaction -- at the close of business on Friday. And it really represents what we look at as a reorganization -- simplification, consolidation, improvement. The two companies together really will be a single entity. In peoples minds a lot of confusion was caused by the fact that they already were a single entity.

It can be looked at that in effect Atlas Energy is completing itself by acquiring the remaining interest. And it can be looked at that Atlas America is completing itself by acquiring the remaining interest in its business. We're two companies that have been sharing a single body. With this reorganization we should put our body into one body and that should be a lot better in public acceptance and we hope in stock price.

Michael Hall - Stifel Nicolaus - Analyst

Certainly helps to clean things up and helps clear up the future growth profile. In terms of the drilling program business, any change in I guess future behavior there in terms of how much of your CapEx program will be represented by drilling program partnerships? Are you going to be pushing forward more on an in-house or stand-alone basis now with this new structure? Can you talk a bit to that?

Rich Weber - Atlas Energy Resources - President

Michael, this is Rich. We intend to continue to grow our program business as we have in the past. What this transaction allows us to do is also significantly grow a horizontal program for our own account and so we view this as additive not subtractive, if you will, to our program business.

Michael Hall - Stifel Nicolaus - Analyst

Okay. So no change though necessarily in how much of the Marcellus would be contributed to the programs?

Rich Weber - Atlas Energy Resources - President

I think that we will still continue to drill some of our Marcellus Shale through the programs. But I see us accelerating our Marcellus development through for our own account, if you will.

Michael Hall - Stifel Nicolaus - Analyst

Yes, that makes sense. And then finally, and then I'll hop off and let others get on. CapEx post-merger, can you talk about your thoughts on spending and kind of how CapEx might be structured going forward?

Rich Weber - Atlas Energy Resources - President

Well, we announced a budget of $170 million on our earnings call in the first quarter. Not a lot has changed. But we will be updating you at our earnings call next week.

Michael Hall - Stifel Nicolaus - Analyst

Okay. All right, congratulations, gentlemen.

Ed Cohen - Atlas America - Chairman, CEO

Thank you very much.

Operator

Wayne Cooperman, Cobalt Capital.

Wayne Cooperman - Cobalt Capital - Analyst

I've own a lot of shares so I've got a lot of questions. So give me -- indulge me for a few minutes. Some of them were already answered, but --first plans for APL and AHD which obviously will be a de minimus piece of the combined company, what are your plans there? Can you comment on that at all?

Ed Cohen - Atlas America - Chairman, CEO

We think that APL and AHD offer an enormous amount of optionality for the Company. But once this transaction is completed, one should bear in mind that our policy will be every ship on its own tub so that these companies which we think offer tremendous opportunity will in no way be allowed to be a burden to these companies. Our cash flow from the combined companies is really directed toward one single all-encompassing purpose which is to make sure that this enormous opportunity that we have in the Marcellus Shale gets fully exploited.

The Lord has been very kind to us putting us right in the center of the Midway and we're not going to spend money on anything other -- and I'm speaking generally, obviously, I hope my salary will continue to be paid -- but our purpose is to spend our cash flow on the Marcellus Shale.

As far as the corporate structure goes, I think it's obvious the people that we've been spending a lot of time on rationalizing our corporate structure and simplifying our company were not unaware of suggestions that have been made as the ways in which we can further consolidate and separate the companies. And I can assure you that our Board will continue to explore all possibilities. But our goal right now is to make sure that the Marcellus gets fully developed and we think this is a tremendous opportunity to do so.

Wayne Cooperman - Cobalt Capital - Analyst

Second question on taxes, not taxes on the transaction, but the new company will be a C-Corp as opposed to an LLC. Do you expect that you'll be paying corporate taxes or do have enough of an income shield that we won't be writing checks to Uncle Sam on a go-forward basis for a while?

Matt Jones - Atlas Energy Resources - CFO

Wayne, this is Matt Jones. I think that our expectation is that obviously we'll be a corporate taxpayer but that cash taxes will be minimal to de minimus for the foreseeable future for a number of different reasons -- one, we do have some marginal amount of loss carry forward. And secondly, we'll generate with the additional Marcellus drilling IDCs and depletion shelter moving forward. So we think that the new structure, while it's a C-Corp and will be a taxable entity, will generate sufficient significant tax shelter moving forward so that cash taxes will be fairly minimal.

Ed Cohen - Atlas America - Chairman, CEO

One should bear in mind that we are specialists through our drilling programs in providing tax shelter as well as energy benefits to tens of thousands of Americans. Our own children should not go without shoes. We will really be paying attention to minimizing taxes and I think this new structure really will be very helpful because the more we drill for our own account the closer we come to the usual energy situation of being self sheltering.

Wayne Cooperman - Cobalt Capital - Analyst

Next question, who is the independent committee and what is the process should somebody else show up at the party here and want to capture these great assets for themselves at a higher price than we put value of the Company at and the market has?

Ed Cohen - Atlas America - Chairman, CEO

The independent committee consisted of three directors, two of whom are experts in corporate law, one of whom is an expert in corporate consulting work. And I don't mean to imply that lawyers are only lawyers because one of our lawyers is also a person of enormous financial experience. So these three people, all of whom were totally independent, have labored hundreds -- and I think it's no exaggeration to say hundreds of hours -- aided by an independent financial adviser, as indicated in our release, aided by one of America's great law firms.

And they really I think took their efforts very seriously and the negotiations and considerations were very broad-based. My understanding is their charge was to consider all possible aspects of how to improve the Atlas Energy situation and I think that they did so. Basically they're recommending this transaction. I don't think that their work continues beyond this. Although obviously the Boards of both companies would be alert and alive if any more attractive situation should emerge.

We really look at this as win-win. Of course we also believe that given the anonymous possibilities for this company and the positive prospects we have that this is probably not the optimal time to be anticipating an offer which values the Company fairly. The present situation, as I've indicated before, is essentially a wholeness exercise, a reorganization. It's very different from the kind of price we would expect if we were putting Atlas Energy on the block or putting Atlas America on the block.

Wayne Cooperman - Cobalt Capital - Analyst

Okay. Last question, you touched on it before, but as far as CapEx plans on a go-forward basis, would you expect to spend more after the transaction than you were before? And how that mix might be? Are you still going to be committed to the third-party fund raising and how would the split of CapEx be between stuff for our own account and third party?

And I guess the last part of that question would be, we all know commodity prices and natural gas prices are pretty depressed right now and we see rig counts coming down and down, so at some point clearly the supply is going to come down from regions with much higher costs than the Marcellus. Shouldn't we just kind of bide our time and sit on our assets, no pun intended, until prices go back up and then ramp up CapEx as we get paid a fair return for our valuable asset?

Ed Cohen - Atlas America - Chairman, CEO

I think there may be three or four separate questions here, but we'll try to answer them as best we can. Because of where we're located and the premiums that we receive, our situation is not nearly as dire as those that others encounter. We're also over of the fact that the spot price is one that affects us very little because of our extraordinarily high level of hedging at very high prices and the possibility of continuing to hedge at the strip price.

In addition to which, and I don't want to make this the operations call, we have a very low relatively cost of finding and development, so things that are not helpful to others will be helpful to us. But the economics of the Marcellus are so overwhelmingly positive, even at the strip prices, that we have every incentive to go forward with this development and to get a fair return.

We're aided enormously by the fact that our third-party programs, which largely exploit areas other than the Marcellus, are an enormous source of income to us and that's why it's obvious that our response to the present crisis has been somewhat different from virtually every other company because others without access to the capital that we have had to cut back sharply, as you all know, in their developmental budgets.

So we're in great shape, we think, and we're really taking a company, which it split portions has been a very good company and we hope to make it a great company. And more importantly we hope that it will be obvious to everyone what an exceptional company we have. Not to exploit the Marcellus as quickly and as fully as possible we think would be a very big mistake. And now I'm going to ask Rich Weber to comment in specific on your opening question about the make-up of capital expenditures.

Rich Weber - Atlas Energy Resources - President

Wayne, as Ed mentioned earlier in the call, we're really looking at a closing probably sometime late in the third quarter. So what we're really talking about is fourth-quarter '09 and beyond. I think until the transaction closes we're going to continue our current strategy of drilling really every well through our programs as we preserve precious capital.

Once the merger does close we'll be in a little bit different position and we could see the drilling for our own account of let's say two horizontal wells in the fourth quarter. But where I think we're going to see a real difference is in 2010, obviously depending a little bit on commodity prices, we're somewhat encouraged at what the forward curve looks like in 2010, but let's wait and see.

But we're penciling in right now and we're going to be calibrating this over the next couple of weeks and we can talk a little bit more about it next week in our call. But I think you should be thinking about three to six horizontals for our own account per quarter in 2010 and ramping from there.

Wayne Cooperman - Cobalt Capital - Analyst

All right, I will yield the floor to somebody else.

Ed Cohen - Atlas America - Chairman, CEO

Thanks very much.

Rich Weber - Atlas Energy Resources - President

Thank you very much, Wayne.

Operator

Michael Bloom, Wachovia.

Michael Bloom - Wachovia - Analyst

Thank you. Just a couple of questions. One just for point of clarification, am I to assume that ATLS will be voting its 48% interest in ATN and therefore you really only need 2% of the public Class B units to vote the merger?

Ed Cohen - Atlas America - Chairman, CEO

Yes, that's correct.

Michael Bloom - Wachovia - Analyst

Okay. And then during the process since this will take, you said, at lease 120 days, will that preclude you from doing anything in terms of the ATLS interest in APL and AHD?

Ed Cohen - Atlas America - Chairman, CEO

I don't believe so.

Michael Bloom - Wachovia - Analyst

Okay. And then, I think you answered this, but just to make sure -- to date have any third parties approached you during this process?

Ed Cohen - Atlas America - Chairman, CEO

Well, I think the process became public just at this moment, so I can safely answer no.

Michael Bloom - Wachovia - Analyst

Thank you.

Operator

[Eric Tse].

Eric Tse Analyst

Hi, I've got a few questions. On the financing side, do you still anticipate having your credit facility at the Atlas Energy Resources level?

Ed Cohen - Atlas America - Chairman, CEO

Yes, we do.

Eric Tse Analyst

Okay. And will it benefit -- will you provide a guarantee from the holding company to that? Will your borrowing base benefit from your equity ownership in Atlas Pipeline and the various other entities that you own?

Unidentified Company Representative

I think the borrowing base benefits from the transaction itself. We think the transaction is highly accretive to bondholders, to creditors in general, certainly to all stakeholders. The increased focus on the Marcellus drilling and the use of the expedited or accelerated use of internally generated cash to drill up our well sites to prove up reserves to add to our production all enhances asset value to all stakeholders in the business. So we think this will be highly credit accretive across the board.

Eric Tse Analyst

I appreciate that point, but I'm asking a specific question. Do you anticipate providing a guarantee from the holding company to the Atlas Energy Resources entity?

Unidentified Company Representative

We do not, we do not.

Eric Tse Analyst

Okay. I presume you still need to continue filing Atlas Energy Resources' financial statements, is that accurate?

Unidentified Company Representative

Yes.

Eric Tse Analyst

And have you had any discussions with the rating agencies about the potential implications of the transaction?

Ed Cohen - Atlas America - Chairman, CEO

Very preliminarily. We'll have more discussion with them probably today.

Eric Tse Analyst

Okay. You mentioned earlier in the call Lightfoot, and I see it in your 10-K, but it's not in the word chart in the presentation. Is that because the value of the holding here is de minimus?

Ed Cohen - Atlas America - Chairman, CEO

Yes.

Eric Tse Analyst

Okay. Will this change in structure facilitate any change in your head strategy going forward?

Unidentified Company Representative

I don't think so, no. I think the basic rationale for hedging remains the same for us.

Eric Tse Analyst

Okay.

Unidentified Company Representative

Which is to protect future cash flow streams and lock in what we think are healthy margins from our natural gas production.

Eric Tse Analyst

Okay, great. And just lastly, you mentioned that you plan to keep the Atlas Energy bonds in place. To the untrained eye this transaction might look like it was a change of control for the Atlas Energy entity. But clearly that's not the case, why is that?

Unidentified Company Representative

It's not the case because Atlas America will end up owning 100% of Atlas Energy and Atlas Energy will remain an outstanding entity as such.

Eric Tse Analyst

Okay. Okay, great. Thanks very much.

Ed Cohen - Atlas America - Chairman, CEO

Thank you.

Operator

Gregg Brody, JPMorgan.

Gregg Brody - JPMorgan - Analyst

Good morning, guys, congratulations. That's Gregg Brody.

Ed Cohen - Atlas America - Chairman, CEO

Thank you.

Gregg Brody - JPMorgan - Analyst

Just two questions, the first one with respect to your capital structure, any thoughts on what that would look like going forward? Is your leverage the right amount at these levels? And just also just in terms of your general thoughts about are they within cash flow or what are your thoughts on that matter?

Unidentified Company Representative

Well, we think the transaction immediately has the effect of reducing leverage on the balance sheet. We think that certainly hope and believe that the transaction, having created Atlas Energy as a C-Corp, will give us greater, far greater access to capital both debt and equity capital. We think that hopefully -- we believe that the access to capital, the broader base of investors who can invest in our enterprise, we think there are many that would have chosen to invest in our company but either wouldn't or couldn't because of the structure, will now have the opportunity to invest.

So we think that first out of the gate here, the transaction results and somewhat lower leverage for us. We think that the access to capital that we'll have will improve liquidity available to the business. And I think as far as leverage is concerned, I think that having the ability to retain internally generated cash fully in the business gives us the opportunity to be very comfortable with the leverage position that we have today.

And the ability to retain cash allows us again to invest in the asset base which causes growth in the value of the underlying asset supporting debt on our balance sheet. So we think, when all is considered, the resulting debt position is one that will be comfortable for us and that the ability to generate -- or pardon me, to invest internally generated cash fully in the business will allow us to accelerate the development of the asset base and will provide, again, debt stakeholders in particular, greater coverage on their positions.

Gregg Brody - JPMorgan - Analyst

Just a follow-up to that, when you said the ability to invest internally generated cash flows, could I take that to mean that you'll live within cash flow to the extent that -- also to the extent you can raise capital outside of the business?

Unidentified Company Representative

Yes, I think that the ability to raise capital outside the business along with internally generated cash gives us the ability to accelerate particularly the Marcellus development. I think that we'll consider potentially accessing outside capital sources depending upon the cost of those sources, the condition of the capital markets and the impact on our business.

Ed Cohen - Atlas America - Chairman, CEO

But without accessing any outside sources we will be a much stronger company.

Gregg Brody - JPMorgan - Analyst

Yes, that's definitely clear from (inaudible) that will be good from that perspective. And just one thing, you mentioned the acceleration in the Marcellus, obviously Williams is a partner at this pipeline is as well with respect to building out the infrastructure. Are there any additional capital needs you perceive today on Atlas Pipeline and is there any implications there that we can think about?

Rich Weber - Atlas Energy Resources - President

Atlas Pipeline through its agreement with Williams has the ability to elect to participate in growth projects or allow Williams to find those growth projects on their own. so either way it puts Atlas Energy in a very positive position and Atlas Pipeline as well through that agreement.

Gregg Brody - JPMorgan - Analyst

That's very helpful. Thank you, guys.

Ed Cohen - Atlas America - Chairman, CEO

Thank you.

Operator

Eric Kalamaras, Wachovia Capital Markets.

Eric Kalamaras - Wachovia Capital Markets - Analyst

Hey, guys, good morning. A lot of my questions have been answered. Congratulations on what appears to be a really well thought out and well structured transaction.

Ed Cohen - Atlas America - Chairman, CEO

That's a very satisfying comment, thank you because we really are trying.

Operator

[Eric Conkian].

Eric Conkian - Harvest - Analyst

Hi, guys. It's Erik at [Harvest]. Just a quick question, the $70 million in cash at Atlas and the cash retained at ATLS from the ATN distribution cut, will all that be directed to the benefit of current ATN holders? Or could you get in a situation where some of that is directed towards an APL either through a buyout or some type of an equity take back to help ease the liquidity situation at APL?

Ed Cohen - Atlas America - Chairman, CEO

No, as we've tried to make clear, once this transaction is completed our only interest and our only use of cash will be to expand the business that ATN is presently involved in. APL has been on its own, will continue to be on its own and we anticipate that it offers our shareholders enormous optionality, but without any infringement on our ability or our ability or our desire to develop our business directly. Our cash will go into developing the Marcellus Shale.

Eric Conkian - Harvest - Analyst

Okay. So as things stand right now you wouldn't see a situation where ATLS was buying back APL/HD given that now you're going to be retaining ATN cash flow from the distribution that will no longer be paid?

Ed Cohen - Atlas America - Chairman, CEO

Both as things stand now and as things will stand in the future, our cash flow will not be diverted in any way to APL once this transaction closes.

Eric Conkian - Harvest - Analyst

Okay, great, thanks.

Operator

Michael Hall, Stifel Nicolaus.

Michael Hall - Stifel Nicolaus - Analyst

Thanks. Actually most of my questions have been answered but while I have you real quickly. Rich, you had mentioned -- potentially anyways three to six horizontals per quarter in 2010 in the Marcellus. Care to make any broad strokes as to what kind of production growth you might expect in that?

Ed Cohen - Atlas America - Chairman, CEO

We will be having our quarterly call next week and we expect to go into that in detail at that time. So we hope you will participate then.

Michael Hall - Stifel Nicolaus - Analyst

You bet. Congrats again.

Ed Cohen - Atlas America - Chairman, CEO

Thank you.

Operator

Scott Hanold, BC (sic) Capital Markets.

Scott Hanold - RBC Capital Markets - Analyst

Yes, thanks. It's RBC. Just a couple quick ones. First of all, is there anything in particular about why the decision made sense now more so than say six months ago? And in referring to the 550,000 acres you have in the Marcellus, were there any leasehold issues that you're also looking at where you really did need to accelerate some of your activity to hold some of the acreage you wanted?

Ed Cohen - Atlas America - Chairman, CEO

On the first question as to why it makes sense now as opposed to six months ago, I have to admit that the flesh is slow, it made a lot of sense six months ago. Once the financial crisis hit this country and the world and once the Marcellus Shale came to be a primary focus of our attention, combining the two companies made a lot of sense.

Persuading people, thinking it through ourselves, making sure this was the right move and then the enormous task of what always seems simple, we make an announcement at 9:15, no problem because we were able to get to sleep by 6:15 -- one would wonder why it always goes to the wire. But there's an enormous amount of effort that goes into it.

But I think, not to indulge in intellectual history, I think that six months ago we already were tending toward thinking or toward recognizing how much sense this makes. But it's the old story, something that once you do it, once you realize it, it seems absolutely obvious, eludes you sometimes until the bulb goes off in your brain. So maybe we should have been thinking of doing this a little bit earlier (multiple speakers).

Scott Hanold - RBC Capital Markets - Analyst

Okay. Was there any tax leakage issue that had existed that expired and it makes more sense now or is that not the case?

Ed Cohen - Atlas America - Chairman, CEO

No, it really is a great idea today and probably would have been a good idea six months ago. I just can't remember whether six months ago we had seen the light, but we certainly see the light now. And I'll ask Rich to comment on acreage retention.

Rich Weber - Atlas Energy Resources - President

The vast majority of our 550,000 acres is held by production. We have been historically one of the most active, if not one of -- we've been by far the most active driller in Pennsylvania. So most of our acreage is held by production. We do have some term acreage in our budget that we talked about in the first quarter; we had $20 million earmarked for extensions and renewals of acreage. We think that will be sufficient for us to not only hold serve with our acreage position but to upgrade and consolidate our acreage.

Scott Hanold - RBC Capital Markets - Analyst

Okay, gentlemen. I appreciate your time and congratulations.

Ed Cohen - Atlas America - Chairman, CEO

Thank you.

Operator

Ladies and gentlemen, that concludes the Q&A session. I would now like to turn the call back over to Mr. Ed Cohen.

Ed Cohen - Atlas America - Chairman, CEO

As I said, you'll all get another shot at us next week. I hope that we will be as happy next week, I trust we will be next week and next year, as we are today. This just seems to be such a right thing to do that we're keeping our fingers crossed and we hope that it's as clear to everyone else as it seems to be to us. So thank you all very much for participating and I can honestly say we'll be talking to you again very shortly.

Operator

Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have an excellent day.

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.